EXHIBIT (i)

Opinion of

FAEGRE BAKER DANIELS LLP

FAEGRE BAKER DANIELS LLP

90 South Seventh Street, Suite 2200

Minneapolis, MN 55402

August 15, 2012

Whitebox Mutual Funds

3033 Excelsior Boulevard, Suite 300

Minneapolis, MN 55416

Ladies and Gentlemen:

This opinion is given in connection with the filing by Whitebox Mutual Funds, a Delaware statutory trust (“Trust”), of Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 2 to the Registration Statement under the Investment Company Act of 1940, as amended (the “1940 Act”), relating to an indefinite amount of authorized shares of beneficial interest of the Whitebox Tactical Opportunities Fund, Whitebox Enhanced Opportunities Fund and Whitebox Long Short Equity Fund, each a separate series of the Trust (together, the “Funds”). The authorized shares of beneficial interest of the Funds are hereinafter referred to as “Shares”.

We have examined the following Trust documents: (1) the Trust’s Certificate of Trust; (2) the Trust’s Declaration of Trust; (2) the Trust’s Bylaws; (3) the Trust’s Registration Statement and all amendments thereto as filed with the Securities and Exchange Commission (“SEC”); (4) pertinent provisions of the laws of the State of Delaware; and (5) such other Trust records, certificates, documents, and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto are effective and comply with all applicable laws and (b) all Shares are issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any amendments thereto, we are of the opinion that the Shares when sold as contemplated in the Amended Registration Statement will be legally issued, fully paid and nonassessable.

This letter expresses our opinion as to the Delaware statutory trust law governing the authorization and issuance of the Shares, but does not extend to the securities or “Blue Sky” laws of the State of Delaware or to federal securities or other laws.

The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Faegre Baker Daniels LLP under the caption “Other Information About the Funds — Counsel” in the Statement of Additional Information for the Funds, which is incorporated by reference into the Prospectus comprising a part of the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Faegre Baker Daniels LLP

Faegre Baker Daniels LLP